                                 EXHIBIT 23.1

           Consent of Harel, Drouin & Associes, Independent Auditors


The Board of Directors
Avantron Technologies Inc.:


     We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-42370) of Sunrise Telecom Incorporated of our report dated October 6, 2000, except as to Notes 15 and 16 which are dated March 1, 2001, with respect to the balance sheet of Avantron Technologies Inc. as of May 31, 2000, and the related statements of earnings, retained earnings, and cash flows for the year then ended, which report appears in the Form 8-K/A of Sunrise Telecom Incorporated dated March 23, 2001.

                                /s/ Harel, Drouin & Associes

Montreal, Canada
March 23, 2001